NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Secures $15,000,000 Senior Secured Credit Facility with Waterton Global

The proceeds advanced under the facility will permit the Company to prepay all of its existing subordinated notes

CARSON CITY, NV, April 19, 2012 - Gryphon Gold Corporation (the “Company”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today that it had entered into a senior secured gold stream credit facility (the “Senior Facility”) with Waterton Global Value, L.P. (“Waterton”).

As part of the Senior Facility, the Company also entered into a Gold and Silver Supply Agreement with Waterton, whereby Waterton has the right to purchase all of the gold and silver produced by the Company at the Borealis Property. The Gold and Silver Supply Agreement is effective from the closing date of the Senior Facility until the Borealis Property ceases operations.

Gryphon Gold will use the proceeds from the Senior Facility to prepay the $1.5 million bridge loan facility entered into between the Company and Waterton in March 2012; the Company’s C$3 million 10% subordinated secured notes due July 28, 2012; and the Company’s C$4.5 million 10% subordinated secured notes due November 22, 2012.

The Secured Facility loan bears interest calculated at 5% p.a. and is repayable in 12 equal monthly payments commencing on May 2013. The amount of each monthly repayment will be calculated by reference to the then current market price for gold subject to an agreed discount. The loan is secured by a first priority charge on the assets of the Company and its wholly owned subsidiary, Borealis Mining Company.

James T. O’Neil Jr., CEO of Gryphon Gold Corporation, “The financing agreement with Waterton provides the needed capital to keep our current projects on schedule, including finishing the construction on our ADR facility, repay existing debt and fund working capital.” Cheryl Brandon, Portfolio Manager at Waterton Global, stated “We look forward to building a strong relationship with Gryphon Gold’s management team as the Company progresses forward into commercial production. As a producing silver and gold mining company, Gryphon is well positioned to benefit from strong commodities markets. The Waterton Global facility will allow the company to execute their growth plans, increasing production at the Borealis Mine in Nevada by re-crushing and stacking existing ore at surface on the new leach pad and designing and constructing future open pit mining operations."

In connection with the Senior Facility, Gryphon Gold has issued, in favor of Waterton, 14,062,500 warrants, each warrant valid to purchase one common share in the capital of the Company at an exercise price of C$0.16 per share. The warrants have a three-year expiration date after their issuance.

Gryphon Gold Secures $15,000,000 Senior Secured Credit Facility with Waterton Global
April 19, 2012

For further information please contact:

James T. O’Neil Jr., CEO
1-775-883-1456 joneil@gryphongold.com

Lisanna Lewis, Vice President, Treasurer
1-604-261-2229 llewis@gryphongold.com

ABOUT GRYPHON GOLD:

Gryphon Gold is in the business of acquiring, exploring, and developing gold properties in the United States, emphasizing the State of Nevada. The Company’s primary focus is on the advancement of its Borealis property, located in Nevada’s Walker Lane Gold Belt (the “Borealis Property”). The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website, www.gryphongold.com.

Safe Harbor Statement

This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to the plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional financing may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended December 31, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com.